                                                                  EXHIBIT (c)(1)

________________________________________________________________________________

                          AGREEMENT AND PLAN OF MERGER


                                     among

                            Sterling Software, Inc.

                      Sterling Software Acquisition Corp.

                                      and

                          Information Advantage, Inc.


                           dated as of July 15, 1999

________________________________________________________________________________

                               TABLE OF CONTENTS


                                                                                                   Page
                                                                                                   ----
ARTICLE I
     THE OFFER ..................................................................................   2
          Section 1.1    The Offer...............................................................   2
          Section 1.2    Offer Documents.........................................................   3
          Section 1.3    Company Actions.........................................................   3
          Section 1.4    Directors...............................................................   4

ARTICLE II
     THE MERGER..................................................................................   6
          Section 2.1    The Merger..............................................................   6
          Section 2.2    Closing.................................................................   6
          Section 2.3    Effective Time..........................................................   6
          Section 2.4    Effects of the Merger...................................................   6
          Section 2.5    Certificate of Incorporation; Bylaws....................................   6
          Section 2.6    Directors; Officers.....................................................   7

ARTICLE III
     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
     CERTIFICATES................................................................................   7
          Section 3.1    Effect on Capital Stock.................................................   7
          Section 3.2    Stock Options and Warrants..............................................   8
          Section 3.3    Payment for Shares......................................................   9

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES..............................................................  10
          Section 4.1    Representations and Warranties of Company...............................  10
          Section 4.2    Representations and Warranties of Parent and Purchaser..................  27

ARTICLE V
     CONDUCT OF BUSINESS OF COMPANY..............................................................  28
          Section 5.1    Conduct of Business of Company..........................................  28

ARTICLE VI
     ADDITIONAL COVENANTS........................................................................  31
          Section 6.1    Company Stockholders Meeting; Preparation of the Proxy Statement;
                         Short-Form Merger.......................................................  31
          Section 6.2    Access to Information; Confidentiality..................................  32
          Section 6.3    Reasonable Best Efforts.................................................  32
          Section 6.4    Public Announcements....................................................  33
          Section 6.5    No Solicitation; Acquisition Proposals..................................  33

          Section 6.6    Consents, Approvals and Filings .........................................  35
          Section 6.7    Employee Benefit Matters.................................................  35
          Section 6.8    Indemnification; Directors' and Officers' Insurance......................  36
          Section 6.9    Board Action Relating to Stock Option Plans, Warrants and ESPP...........  37
          Section 6.10   .........................................................................  38

ARTICLE VII
     CONDITIONS PRECEDENT.........................................................................  38
          Section 7.1    Conditions to Each Party's Obligation to Effect the Merger...............  38
          Section 7.2    Conditions to Parent's or Purchaser's Obligation to Effect the Merger....  39

ARTICLE VIII
     TERMINATION..................................................................................  39
          Section 8.1    Termination..............................................................  39
          Section 8.2    Effect of Termination....................................................  40

ARTICLE IX
     GENERAL PROVISIONS...........................................................................  40
          Section 9.1    Nonsurvival of Representations and Warranties............................  40
          Section 9.2    Fees and Expenses........................................................  41
          Section 9.3    Definitions..............................................................  41
          Section 9.4    Amendment and Modification...............................................  42
          Section 9.5    Extension; Waiver........................................................  43
          Section 9.6    Notices..................................................................  43
          Section 9.7    Interpretation...........................................................  44
          Section 9.8    Entire Agreement; Third-Party Beneficiaries..............................  44
          Section 9.9    Governing Law............................................................  44
          Section 9.10   Assignment...............................................................  44
          Section 9.11   Enforcement..............................................................  45
          Section 9.12   Severability.............................................................  45
          Section 9.13   Counterparts.............................................................  45

EXHIBIT A - Conditions to the Offer

                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of July 15, 1999 (this "Agreement"), is made and entered into among Sterling Software, Inc., a Delaware corporation ("Parent"), Sterling Software Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and Information Advantage, Inc., a Delaware corporation ("Company").

                                   RECITALS:

     A. The Board of Directors of Parent and the respective Boards of Directors of Purchaser and Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company by means of a merger of the Purchaser with and into Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement.

     B. To effectuate the acquisition, Parent and Company each desire that Parent cause Purchaser to commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $.01 per share, of Company (the "Shares") (including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between Company and Norwest Bank Minnesota, National Association, dated as of March 1, 1999 (the "Company Rights Agreement")) on the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2) and the Board of Directors of Company has approved, by a unanimous vote of the directors present at the meeting, such tender offer and is recommending (subject to the limitations contained herein) that Company's stockholders accept the tender offer and tender their Shares pursuant thereto.

     C. Concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, Parent and Purchaser have entered into separate Stockholder Agreements, dated as of the date hereof (the "Stockholder Agreements"), with each of the Principal Stockholders (as defined in Section 9.3), pursuant to which each Principal Stockholder has (x) agreed, among other things, to vote all Shares owned by such Principal Stockholder in favor of the Merger and (y) granted to Parent an option to purchase all Shares owned by such Principal Stockholder.

     D. Parent, Purchaser and Company desire to make certain representations and warranties and to enter into certain covenants in connection with the Offer (as defined in Section 1.1) and the Merger and also to prescribe various conditions to the consummation thereof.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1  The Offer.  (a)  Provided that none of the events set forth
                  ---------
in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding Shares at a price of $6.50 per share, net to the seller in cash (as paid pursuant to the Offer, the "Offer Consideration"). The obligation of Parent and Purchaser to commence the Offer, to consummate the Offer and to accept for payment and to pay for Shares validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit A hereto.

                                     C-1-2

          (b) Without the prior written consent of Company, Purchaser shall not (and Parent shall cause Purchaser not to) (i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer, (ii) impose additional conditions to the Offer, (iii) extend the expiration date of the Offer beyond the initial expiration date of the Offer (which shall be the 20/th/ business day from commencement of the Offer), except
(A) as required by applicable law, (B) that if immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute more than 75% and less than 90% of the outstanding Shares, Purchaser may extend the Offer for one or more periods not to exceed an aggregate of fifteen business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, and (C) that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the expiration date of the Offer for one or more periods provided, that the expiration date of the Offer may not be extended beyond October 31,1999, (iv) waive the condition (the "Minimum Condition") that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Shares which when added to the number of Shares which Parent, Purchaser or any other Subsidiary of Parent "beneficially owns" (within the meaning of Rule 13d-3 under the Exchange Act), constitutes at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding, together with the Shares which Company may be required to issue pursuant to warrants, options or obligations outstanding at that date under employee stock or similar benefit plans or otherwise whether or not vested or then exercisable), or (v) amend any term or other condition of the Offer in any manner materially adverse to holders of Shares; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any condition to the Offer other than the Minimum Condition in its sole discretion; and provided further that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment, and pay for, in accordance with the terms and subject to the conditions of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

     Section 1.2  Offer Documents. (a)  On the date of commencement of the
                  ---------------
Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and with any supplements or amendments thereto, the "Offer Documents"). Company will promptly supply to Parent and Purchaser in writing, for inclusion in the Offer Documents, all information concerning Company required under the Exchange Act and the rules and regulations thereunder to be included in the Offer Documents.

          (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent, Purchaser and Company shall promptly correct any information provided by them for use in the Offer Documents if and to the extent that such information shall be or have become false or misleading in any material respect, and Parent and Purchaser shall take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares as and to the extent required by applicable law. Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

     Section 1.3  Company Actions. (a) Company hereby approves of and consents
                  ---------------
to the Offer and represents and warrants that (i) its Board of Directors (at a meeting duly called and held) has (A) unanimously (of

                                     C-1-3
those directors present at the meeting) determined that each of this Agreement, the Stockholder Agreements, the Offer and the Merger are advisable and fair to and in the best interests of Company and its stockholders, (B) unanimously (of those directors present at the meeting) approved this Agreement, each of the Stockholder Agreements and the transactions contemplated hereby and thereby, including the Offer and the Merger, and such approval is sufficient to render
Section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to this Agreement, each of the Stockholder Agreements and the transactions contemplated hereby and thereby, including the Offer and the Merger, and (C) resolved (subject to the limitations herein contained) to recommend acceptance of the Offer and adoption of this Agreement by the holders of Shares, and (ii) BancBoston Robertson Stephens Inc. has delivered to the Board of Directors of Company its opinion that the Offer Consideration to be received by the holders of Shares in the Offer and Merger is fair, from a financial point of view, to such holders.

          (b) Company shall file with the SEC, simultaneously with the filing by Parent and Purchaser of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors of Company in favor of the Offer and the adoption of this Agreement. Each of Parent and Purchaser will promptly supply to Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent's Designees (as such term is defined in Section 1.4 hereof), as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and Company shall include such information in the Schedule 14D-9. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Company, Parent and Purchaser shall promptly correct any information provided by them for use in the Schedule 14D-9 if and to the extent that such information shall be or have become false or misleading in any material respect and Company shall take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Shares as and to the extent required by applicable law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

          (c) In connection with the Offer, Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser shall, and shall use commercially reasonable efforts to cause each of their affiliates, associates, partners, employees, agents and advisors to, hold in confidence the information contained in such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with its terms, shall deliver promptly to Company (or destroy and certify to Company the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

     Section 1.4  Directors. (a) Promptly after (i) the purchase of and
                  ---------
payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer as a result of which Purchaser and its affiliates own beneficially at least a majority of then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later, Parent shall be entitled to designate such number of directors (the "Parent Designees"), rounded up to the next whole number, on Company's Board of Directors as is equal to

                                     C-1-4
the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board pursuant to this Section 1.4) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, Company shall, upon request of Parent, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such Parent Designees to be so elected or appointed to Company's Board of Directors, and Company shall take all actions available to Company to cause such Parent Designees to be so elected or appointed. At such time, Company shall, if requested by Parent, also take all action necessary to cause the Parent Designees to constitute at least the same percentage (rounded up to the next whole number) as is on Company's Board of Directors of (i) each committee of Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 9.3) of Company and (iii) each committee (or similar body) of each such board.

          (b)  Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.4(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 (or, at Parent's request, including such information in the Schedule 14D-9 initially filed with the SEC and distributed to the stockholders of Company) as is necessary to enable Parent's designees to be elected to Company's Board of Directors. Parent or Purchaser will supply to Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

          (c) Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 2.3 hereof) be, directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"), provided that, if the number of Continuing Directors shall be reduced below two for any reason, the remaining Continuing Director may designate a person to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of Company, Parent or either of their subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time, if any, that Parent's designees constitute a majority of Company's Board of Directors and prior to the Effective Time, any amendment or modification of this Agreement, any amendment to Company's Certificate of Incorporation or By-Laws inconsistent with this Agreement, any termination of this Agreement by Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to Company's obligations hereunder or any of Company's rights hereunder or other action by Company hereunder may be effected only by the action of a majority of the Continuing Directors of Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors of Company to approve the actions contemplated hereby and the full Board of Directors of Company; provided, that, if there shall be no Continuing Directors, such actions may be
--------  ----
effected by majority vote of the entire Board of Directors of Company.

                                  ARTICLE II

                                  THE MERGER

     Section 2.1  The Merger. On the terms and subject to the conditions set
                  ----------
forth in this Agreement, and in accordance with the DGCL, the Merger shall be effected and the Purchaser shall be merged with and into Company at the Effective Time. At the Effective Time, the separate existence of Purchaser shall cease and

                                     C-1-5

Company shall continue as the surviving corporation (as such, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

     Section 2.2  Closing. Unless this Agreement shall have been terminated
                  -------
and the transactions contemplated hereby shall have been abandoned pursuant to
Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable, but in no event later than 10:00 a.m. on the second business day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, 10022, unless another date, time or place is agreed to by the parties hereto.

     Section 2.3  Effective Time.  On the Closing Date (or on such other date
                  --------------
as Parent and Company may agree), the parties hereto shall file with the Secretary of State of the State of Delaware (the "Delaware State Secretary") a certificate of merger and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL and other applicable law in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware State Secretary, or at such later time as is specified in the certificate of merger (the "Effective Time").

     Section 2.4  Effects of the Merger.  The Merger shall have the effects set
                  ---------------------
forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Purchaser shall vest in the Surviving Corporation, and all liabilities and obligations of Company and Purchaser shall become liabilities and obligations of the Surviving Corporation.

     Section 2.5  Certificate of Incorporation; Bylaws.  At the Effective Time,
                  ------------------------------------
(a) the certificate of incorporation of Purchaser as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law and (b) the bylaws of Purchaser as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

     Section 2.6  Directors; Officers.  From and after the Effective Time, (a)
                  -------------------
the directors of Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
           OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 3.1  Effect on Capital Stock.  At the Effective Time, by virtue of
                  -----------------------
the Merger and without any action on the part of any holder of Shares or any other shares of capital stock of Company or Purchaser:

             (a)  Common Stock of Purchaser. Each share of common stock, par
                  -------------------------
value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                                     C-1-6

          (b)  Cancellation of Treasury Shares.  Each Share issued and
               -------------------------------
outstanding immediately prior to the Effective Time that is owned by Company (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c)  Conversion of Shares.  Each share of Company Common Stock
               --------------------
(including the associated Rights) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 3.1(b), shares held by any Subsidiary of Company and any Dissenting Shares (as defined in Section 3.1(d)) shall be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined in Section 3.3).

          (d)  Dissenting Shares.  Notwithstanding anything in this Agreement to
               -----------------
the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares ("Dissenting Shares") in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give prompt notice to Parent of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 3.2  Stock Options and Warrants.
                  --------------------------

          (a) At the Effective Time, each then-outstanding option to purchase Shares (collectively, the "Options") under Company's 1992 Stock Option Plan, 1997 Equity Incentive Plan, IQ 1993 Stock Option Plan, IQ 1987 Stock Option Plan and IQ 1994 Non-Employee Directors Stock Option Plan, as each of such plans has been amended from time to time (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, shall be assumed by Parent and shall constitute an option (a "Substitute Option") to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Option, including without limitation term, vesting, exercisability, status as an "incentive stock option" (if applicable) under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and termination provisions, the number of shares of common stock, par value $0.10 per share ("Parent Common Stock") of Parent, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Conversion Factor (as defined below), at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per Share subject to such Option divided by the Conversion Factor; provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. For purposes of this Agreement "Conversion Factor" means the Offer Consideration divided by the average closing price per share of Parent Common Stock on the NYSE (as defined in Section 9.3) for the five consecutive trading days ending on the trading day immediately prior to the Closing Date.

          (b) Company shall use its best efforts to obtain all necessary waivers, consents or releases from holders of Options under the Stock Option Plans and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by Section 3.2(a).

                                     C-1-7

          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in Section 3.2(a). As soon as practicable but in any event within fifteen days after the Effective Time, the shares of Parent Common Stock subject to Substitute Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Substitute Options to be listed on the NYSE and such other exchanges as Parent shall determine.

          (d) Parent and Purchaser shall not assume or continue any outstanding warrants to purchase Shares (the "Warrants"). The parties hereto shall take all appropriate action to provide that, in accordance with the respective terms of the Warrants, at or prior to the Effective Time, each holder of an outstanding Warrant shall be entitled to receive an amount in cash equal to the product of
(i) the excess, if any, of the Offer Consideration over the per share exercise price of such Warrant and (ii) the number of shares subject to such Warrant.

          Section 3.3  Payment for Shares.
                       ------------------

          (a)  Payment Fund. Concurrently with the Effective Time, Parent shall
               ------------
deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to Company (the "Paying Agent"), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 3.1(c) (the "Payment Fund").

          (b)  Letters of Transmittal; Surrender of Certificates. As soon as
               -------------------------------------------------
reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Purchaser or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares theretofore represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

          (c)  Cancellation and Retirement of Shares; No Further Rights.  As of
               --------------------------------------------------------
the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 3.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 3.3(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the

                                     C-1-8
terms of this Section 3.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

          (d)  Investment of Payment Fund. The Paying Agent shall invest the
               --------------------------
Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.

          (e)  Termination of Payment Fund.  Any portion of the Payment Fund
               ---------------------------
which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Section 3.3 shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

          (f)  No Liability. None of Parent, Purchaser, the Surviving
               ------------
Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(c)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (g)  Withholding Rights. Parent and Purchaser shall be entitled to
               ------------------
deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

     Section 4.1  Representations and Warranties of Company. Except as set
                  -----------------------------------------
forth in the Disclosure Schedule (as defined in Section 9.3), Company represents and warrants to Parent and Purchaser that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that one section of the Disclosure Schedule specifically refers to another section thereof.

          (a)  Organization, Standing and Corporate Power. Each of Company and
               ------------------------------------------
each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where

                                     C-1-9
the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.3) on Company. Company has delivered to Parent true, complete and correct copies of the certificate of incorporation and bylaws or comparable governing documents of Company and each Subsidiary of Company, in each case as amended to the date of this Agreement. A true, correct and complete list of all Subsidiaries of Company, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's capital stock owned by Company or another Subsidiary, is set forth in Section 4.1(a) of the Disclosure Schedule.

          (b)  Authority; Noncontravention. Company has the requisite corporate
               ---------------------------
power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the adoption of this Agreement by its stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Except as specified in Section 4.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Company or the comparable governing documents of any Subsidiary of Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 4.1(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.1(c), contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (c)  Consents and Approvals. No consent, approval or authorization of,
               ----------------------
or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) the Schedule 14D-9 and, if required by applicable law, the Proxy Statement (as defined in Section 6.1(b)),
(B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are specified in Section 4.1(c) of the Disclosure Schedule, and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (d)  Capital Structure. The authorized capital stock of Company
               -----------------
consists solely of (i) 60,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Shares"). At the close of business on July 15, 1999: (i) 25,381,011 Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) 4,765,810 Shares were reserved for issuance pursuant to outstanding Options granted under the Stock Option Plans, (iv) 550,000 Shares were reserved for issuance under the 1997

                                    C-1-10

Employee Stock Purchase Plan of which the Company expects not more than 225,000 Shares to be issued for the accumulation period beginning on July 1, 1999 and ending on or about the Effective Date (the "ESPP"), (v) 30,000 Shares were reserved for issuance upon the exercise of the outstanding Warrants, (vi) 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance pursuant to the Company Rights Agreement and (vii) no Shares were held by Company in its treasury. Except as set forth in the immediately preceding sentence, at the close of business on July 13, 1999, no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as specified above or in Section 4.1(d) of the Disclosure Schedule, neither Company nor any Subsidiary of Company has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (i) obligates Company or any Subsidiary of Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any Subsidiary of Company, (ii) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries, or (iii) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. Section 4.1(d) of the Disclosure Schedule accurately sets forth information regarding the current exercise price, date of grant and number of granted Options for each holder of Options pursuant to any Stock Option Plan. Except as specified in
Section 4.1(d) of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of Company have been duly authorized, validly issued, fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more such Subsidiaries, free and clear of Liens (as defined in Section 9.3).

          (e)  SEC Documents. Company has filed all required reports, schedules,
               -------------
forms, statements and other documents with the SEC since December 17, 1997 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

          (f)  Absence of Certain Changes or Events; No Undisclosed Material
               -------------------------------------------------------------
Liabilities.
-----------

               (i) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or specified in Section 4.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their businesses only in the ordinary course, and there has not been: (A) a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring

                                    C-1-11
in the ordinary course of business consistent with past practice; (D) any entry into, or increase in the rate or terms of, or amendment or modification to, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment, agreement or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice; (F) any change by Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down or determination exceeds $50,000 individually or $250,000 in the aggregate, other than accounts receivable write-offs for which the Company has adequately reserved; (H) any announcement or implementation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries; or (I) any announcement of or entry into any agreement, commitment or transaction by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (H) otherwise than as expressly provided for herein.

          (ii) Except as disclosed in the Filed SEC Documents or specified in
Section 4.1(f) of the Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice, since the date of the most recent financial statements included in the Filed SEC Documents, there are no liabilities of Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (g)  Certain Information.  Subject to Parent's and Purchaser's
               -------------------
fulfillment of their respective obligations with respect thereto, the Schedule 14D-9 and the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Company with respect to any information supplied by Parent or Purchaser in writing for inclusion in, or with respect to Parent or Purchaser information derived from Parent's public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Company, or with respect to any information supplied by Company for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, Company shall so describe the event to Parent.

          (h)  Real Property; Other Assets.    Company owns no real property and
               ---------------------------
has not in the last 3 years owned any real property.

          (i) Company or one of its Subsidiaries has good and marketable title to each of the assets reflected in the latest balance sheet of Company included in the Filed SEC Documents (other than any such assets disposed of or consumed in the ordinary course of business or as specified in Section 4.1(h)(ii) of the Disclosure Schedule) free and clear of all Liens except (A) those reflected or reserved against in the latest balance

                                    C-1-12
sheet of Company included in the Filed SEC Documents, (B) taxes and general and special assessments not in default and payable without penalty and interest, (C) other Liens that individually or in the aggregate would not have a Material Adverse Effect on Company and (D) other Liens as are specified in Section 4.1(h)(ii) of the Disclosure Schedule.

               (ii) Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other agreements (the "Real Property Leases") under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility which involve aggregate annual payments in excess of $50,000 (the "Leased Real Property"), including all modifications, amendments and supplements thereto. Except in each case where the failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and except as specified in Section 4.1(h)(iii) of the Disclosure Schedule: (A) Company or one of its Subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges payable by Company or its Subsidiaries as tenants thereunder are current in all material respects, (C) no termination event or condition or uncured default of a material nature on the part of Company or any such Subsidiary or, to Company's knowledge, the landlord, exists under any Real Property Lease, and (D) Company or one of its Subsidiaries is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease.

          (i)  Software.
               --------

               (i) Section 4.1(i)(i) of the Disclosure Schedule sets forth under the caption "Owned Software" a true, correct and complete list of all computer programs (source code or object code) owned by Company or any Subsidiary of Company, including without limitation any computer programs in the development or testing phase (collectively, the "Owned Software"), and Section 4.1(i)(i) of the Disclosure Schedule sets forth under the caption "Licensed Software" a true, correct and complete list of all computer programs (source code or object code) licensed to Company or any Subsidiary of Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").

               (ii) Except as specified in Section 4.1(i)(ii) of the Disclosure Schedule, Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. Company, directly or through its Subsidiaries, is in actual possession of (A) the source code and object code for each computer program included in the Owned Software and (B) the object code and, to the extent required for the effective use of the Software as currently used in Company's business or as offered or represented to Company's customers or potential customers, the source code, for each computer program included in the Licensed Software. Company, directly or through its Subsidiaries, is in possession of all other documentation (including without limitation all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the effective use of the Software as currently used in Company's business or as offered or represented to Company's customers or potential customers. The Software constitutes all of the computer programs necessary to conduct Company's business as now conducted, and includes all of the computer programs used in the development, marketing, licensing, sale or support of the products and the services presently offered by Company. Except as specified in
Section 4.1(i)(ii) of the Disclosure Schedule or pursuant to agreements entered into in the ordinary course of business or made available to Purchaser or its representatives, no person other than Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

               (iii) Section 4.1(i)(iii) of the Disclosure Schedule sets forth a true, correct and complete

                                    C-1-13
list, by computer program, of (A) all persons other than Company and its Subsidiaries that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and
(B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation. Except as specified in Section 4.1(i)(iii) of the Disclosure Schedule, no person (other than Company and its Subsidiaries and any person that is a party to a contract referred to in clause (v) of the first sentence of Section 4.1(l) that restricts such person from disclosing any information concerning such source code) is in possession of, or has or has had access to, any source code for any computer program included in the Owned Software.

               (iv) There are no defects in any computer program included in the Software that would adversely affect the functioning thereof in accordance with any published specifications therefor or which would cause the Software to fail to be Year 2000 compliant. Without limiting the generality of the foregoing, all of the Software and computer equipment of the Company and its Subsidiaries has the following properties and capabilities: (A) the capability to correctly recognize and accurately process dates expressed as a four-digit number (or the binary equivalent or other machine readable iteration thereof) (collectively, the "Four-Digit Dates"); (B) the capability to accurately execute calculations using Four-Digit Dates; (C) the functionality (both on-line and batch), including entry, inquiry, maintenance and update, to support processing involving Four-Digit Dates; (D) the capability to generate interfaces and reports that support processing involving Four-Digit Dates; (E) the capability to generate and successfully transition, without human intervention, into the year 2000 using the correct system date and to thereafter continue processing with Four-Digit Dates; and (F) the capability to provide correct results in forward and backward data calculations spanning century boundaries, including the conversion of pre-2000 dates currently stored as two-digit dates; provided, however, that no representation or warranty is made as to the effect that defects in computer programs, hardware or systems provided by third parties (or the inability of any such programs, hardware or systems, other than those contemplated by the documentation for the Software to be used in conjunction with the Software, to properly exchange date data with the Software) may, when used in conjunction with the Software, have on the foregoing capabilities. Except as specified in Section 4(1)(i)(iv) of the Disclosure Schedule, the Company has made no representations, warranties or disclosures of any sort regarding the Company's, any Subsidiary's, or any of the Software's Year 2000 compliance. The Company and its Subsidiaries have received warranties or otherwise adequate assurance of Year 2000 compliance from its material providers of products and services. Each computer program included in the Software is in machine readable form and contains all current revisions. Section 4.1(i)(iv) of the Disclosure Schedule sets forth a true, correct and complete list of any current developments or maintenance efforts with respect to the Owned Software, including without limitation the development of new computer programs, enhancements or revisions to existing computer programs included in the Owned Software and software fixes in progress for any person to whom or to which Company or a Subsidiary of Company has sold, licensed, leased, transferred or otherwise furnished Software or related products or services.

               (v) Except as specified in Section 4.1(i)(v) of the Disclosure Schedule, none of the sale, license, lease, transfer, use, reproduction, distribution (other than non-exclusive license agreements for which the Company made royalty payments to a third party for the use of Licensed Software of less than $25,000 as to each such agreement during the preceding twelve (12) month period and non-exclusive distribution agreements for which the Company paid commissions to a third party in conjunction with the license by the Company of Software to a third party of less than $100,000 as to each such agreement during the preceding twelve (12) month period), modification or other exploitation by Company, any Subsidiary of Company or any of their respective

                                    C-1-14
successors or assigns of any version or release of any computer program included in the Software obligates or will obligate Company, any Subsidiary of Company or any of their respective successors or assigns to pay any royalty, fee or other compensation to any other person.

               (vi) Except as specified in Section 4.1(i)(vi) of the Disclosure Schedule, neither Company nor any of its Subsidiaries markets, or has marketed, and none of them has supported or is obligated to support, any Licensed Software.

               (vii) Except as specified in Section 4.1(i)(vii) of the Disclosure Schedule, no agreement, license or other arrangement pertaining to any of the Software (including without limitation any development, distribution, marketing, user or maintenance agreement, license or arrangement) to which Company or any Subsidiary of Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (j)  Intellectual Property.
               ---------------------

               (i) Section 4.1(j)(i) of the Disclosure Schedule sets forth a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, trademarks, trade names, service marks, domain names and registered copyrights and material non-registered copyrights used by Company or any Subsidiary of Company in connection with the conduct of Company's business, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, together with all trade dress, trade secrets, processes, formulae, designs, know-how and other intellectual property rights that are so used, the "Intellectual Property"). Parent has heretofore been furnished with true, correct and complete copies of each U.S. and foreign registration or application for U.S. and foreign registration covering any of the Intellectual Property which is registered with, or in respect of which any application for registration has been filed with, any Governmental Entity. All such registrations and applications are valid and subsisting, in full force and effect, and have not been cancelled, expired or abandoned. Company is listed in the records of the appropriate Governmental Entity or foreign government equivalent entity as the sole owner of record for each such application and registration.

               (ii) The Intellectual Property includes all of the intellectual property rights owned or licensed by Company and its Subsidiaries that are reasonably necessary to conduct Company's business as it is now conducted or is expected to be conducted, and includes all of the intellectual property rights owned by or licensed to Company and its Subsidiaries that are used in the development, marketing, licensing or support of the Software. Except as specified in Section 4.1(j)(ii) of the Disclosure Schedule, (A) Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property free and clear of all Liens and (B) no person or entity other than Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof other than pursuant to agreements entered into in the ordinary course of business or made available to Purchaser or its representatives.

               (iii) Company and its Subsidiaries take reasonable measures to protect the confidentiality of its material trade secrets, know-how or other confidential information, including requiring employees, independent contractors and licensees having access thereto to execute written non-disclosure agreements that adequately protect Company's and its Subsidiaries' proprietary interests in and to such trade secrets, know-how and other confidential information.

          (k)  No Infringement.
               ---------------
                                    c-1-15

               (i) Except as specified in Section 4.1(k) of the Disclosure Schedule, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company, any Subsidiary of Company or any of their respective successors or assigns of any Software or Intellectual Property, as such Software or Intellectual Property, as the case may be, is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (i) infringe on any patent, trademark, copyright or other right of any other person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (iii) entitle any other person to any interest therein, or right to compensation from Company, any Subsidiary of Company or any of their respective successors or assigns, by reason thereof (it being understood and agreed that, insofar as the foregoing representation and warranty relates to Software and Intellectual Property that is licensed to Company or any Subsidiary of Company by any third party, such representation and warranty is made only to Company's knowledge). Except as specified in Section 4.1(k) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except as specified in Section 4.1(k) of the Disclosure Schedule, there are no restrictions on the ability of Company, any Subsidiary of Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software or Intellectual Property.

               (ii) Except as specified in Schedule 4.1(k)(ii) of the Disclosure Schedule, Company and its Subsidiaries are not aware of any Infringement, misappropriation or other violation of any Software or Intellectual Property, and no lawsuit, claim, demand, proceeding or investigation has been brought by Company or any of its Subsidiaries against any third party.

          (l)  Material Contracts.  There have been made available to Parent and
               ------------------
its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any directors and officers required to file beneficial ownership statements pursuant to Section 16 of the Exchange Act; (ii) contracts pursuant to which Company or any of its Subsidiaries licenses other persons to use the Software (other than shrink wrap licenses) and pursuant to which other persons license Company or any of its Subsidiaries to use the Licensed Software; (iii) contracts
(A) for the sale of any of the assets of Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its assets; (iv) contracts which restrict Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with Company or any of its Subsidiaries in any line of business or in any geographical area; (v) contracts which restrict Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other person or which restrict any other person from disclosing any information concerning or obtained from Company or any of its Subsidiaries; (vi) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; (vii) contracts with any stockholders of Company;
(viii) acquisition, merger, asset purchase or sale agreements; (ix) agreements, arrangements, transactions or understandings with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; (x) contracts which contain a "change in control" or similar provision; and (xi) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to Company. Except as specified in Section 4.1(l) of the Disclosure Schedule, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); except that the representations in this sentence are made to the knowledge of Company as to clauses 4.1(l)(ii) and (v). Except as specified in Section 4.1(l) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or default in any material respect under any

                                    C-1-16

Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in breach or default thereunder in any material respect; except that the representations in this sentence are made to the knowledge of the Company as to clauses 4.1(l)(ii) and (v).

          (m) Litigation, etc.  Except as disclosed in the Filed SEC Documents
              ---------------
or in Section 4.1(m) of the Disclosure Schedule, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries before any court or other Governmental Entity, and (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and (ii), has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

          (n) Compliance with Applicable Laws.  All federal, state, local and
              -------------------------------
foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Company, and neither Company nor any of its Subsidiaries has received notification within the past three years of any asserted present or past failure to so comply.

          (o) Environmental Laws.  Except as specified in Section 4.1(o) of the
              ------------------
Disclosure Schedule and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) neither Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law (as defined in Section 9.3); (B) none of the Owned Real Property or Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined in
Section 9.3) in quantities which require investigation or remediation under Environmental Laws; (C) neither Company nor any of its Subsidiaries is liable for any off-site contamination; (D) neither Company nor any of its Subsidiaries has any liability or remediation obligation under any Environmental Law; (E) no assets of Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (F) Company and its Subsidiaries have all Permits required under any Environmental Law ("Environmental Permits"); and (G) Company and its Subsidiaries are in compliance with their respective Environmental Permits.

          (p) Taxes.  Except as specified in Section 4.1(p) of the Disclosure
              -----
Schedule:

              (i) Each of Company and each Subsidiary of Company (and any affiliated, consolidated, combined or unitary group of which Company or any Subsidiary of Company is or was a member) has (A) timely filed all federal, state, local and foreign Tax Returns (as hereinafter defined) required to be filed by or for it in respect of any Taxes (as hereinafter defined) except where failure to file would not have a Material Adverse Effect, and all such Tax Returns filed are true, correct and complete in all material respects, (B) liabilities for Taxes not yet due and payable as of the date of Company's most recent financial statements included in the Filed SEC Documents that do not exceed the reserves established on such financial statements for the payment of such Taxes except where such excess would not have a Material Adverse Effect,
(C) complied in all material respects with the applicable laws, rules and regulations relating to withholding and payment of all Taxes and other amounts required to be so withheld and paid over except to the extent that a reserve for such Taxes is reflected on the balance sheet that is part of the most recent financial statements included in the Filed SEC Documents; and (D) timely paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been established in Company's most recent financial statements included on the

                                    C-1-17

Filed SEC Documents and except where failure to pay such Taxes would not have a Material Adverse Effect.

               (ii) The Tax Returns of Company, each of its Subsidiaries and any affiliated, consolidated, combined or unitary group that includes Company or any of its Subsidiaries either have been examined and settled with the appropriate Tax authority or, to the knowledge of Company, closed by virtue of the expiration of the applicable statute of limitations for all taxable years through and including the taxable year ending January 31, 1995, and (B) except for alleged deficiencies which have been finally and irrevocably resolved, neither Company nor any of its Subsidiaries have received formal (or, to the knowledge of Company, informal) notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any federal, state, local or foreign taxing authority or court with respect to any period.

               (iii) Neither Company nor any of its Subsidiaries has (A) executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (B) executed or entered into with the IRS or any other taxing authority any closing agreement or other similar agreement (nor has Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Tax Return not yet filed, or (C) requested any extension of time to be granted to file after the Effective Time any Tax Return required by applicable law to be filed by it.

               (iv) Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

               (v) Neither Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement other than one that is solely between Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any party (other than Company or any of its Subsidiaries) under Treasury Regulation
Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

               (vi) Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and, to the knowledge of Company, the IRS has not proposed any such adjustment or change in accounting method.

               (vii) Neither Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (viii) Except for the group of which Company is presently a member, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company's Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Company was the common parent of such affiliated group.

               (ix) Neither Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or by reason of the transactions contemplated in this Agreement would

                                    C-1-18
result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (x) There are no Tax Liens upon any asset or property of Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

               (xi) No power of attorney currently in force has been granted by Company or any of its Subsidiaries concerning any Tax matter.

               (xii) Neither Company nor any of its Subsidiaries has made a disclosure on a federal income Tax Return pursuant to Section 6662 of the Code.

               (xiii) No audits or other administrative proceedings or court proceedings are presently pending or, to Company's knowledge, threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group of which Company or any Subsidiary of Company is a member (other than those being contested in good faith and for which adequate reserves have been established) and no material issues have been raised by any Tax authority in connection with any Tax or Tax Return.

          For purposes of this Agreement, the term " Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, excise, property, sales, use, occupation, transfer, license, ad valorem, gains, profits, gift, estimated, social security, unemployment, disability, premium, recapture, credit, payroll, withholding, severance, stamp, capital stock, franchise and other taxes or similar charges of any kind imposed by any governmental entity, including any interest and penalties on or additions to or in respect of a failure to comply with any requirement relating to any Tax Return; provided, however, that Taxes shall not mean any of the above taxes or charges resulting from, attributable to, or otherwise arising out of intercompany transactions. For purposes of this Agreement, the term " Tax Return" means any report, return or other information or document required to be supplied to a Tax authority or jurisdiction in connection with Taxes, including, without limitation, combined, unitary or consolidated returns for any group of entities. Notwithstanding any other provision in this Section 4.1, the Company is making no representation regarding taxes or charges resulting from, attributable to, or otherwise arising out of intercompany transactions.

          (q) Benefit Plans.  Section 4.1(q) of the Disclosure Schedule sets
              -------------
forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that are sponsored or maintained by Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Company would be deemed a "single employer" within the meaning of Code Sections 414(b), (c), or solely with respect to matters relating to Code Section 412 or ERISA Sections 302 or 4007, Code Section 414(m) or to which Company or an ERISA Affiliate contributes, is required to contribute, or is a party, whether written or oral, for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained or contributed to (or to which Company has any obligation to contribute) for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries ("Benefits Arrangements") (Company ERISA Plans and Benefits Arrangements shall be referred to as "Company Plans"). Company has furnished or made available to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated and any amendments thereto (including the most recent summary plan descriptions), a written description of any Company Plan for which there is no written document, the three most recent annual reports on Treasury Form 5500, financial statements and actuarial valuations, if required under ERISA, with respect to each Company Plan, and the most recent determination letter received from the IRS with respect to each Company ERISA Plan intended to qualify under Section 401(a) of the Code. Except as specified in Section 4.1(q) of the Disclosure Schedule:

                                    C-1-19

               (i) none of Company ERISA Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA, nor is any Company ERISA Plan a plan described in Section 4063(a) of ERISA;

               (ii) none of Company Plans provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their respective dates of retirement or other termination of service, other than (A) coverage mandated by applicable law, including continuation of medical coverage as required by Code Section 4980B,
(B) death benefits under any Company ERISA Plan which is an employee pension benefit plan as defined in ERISA Section 3(2) or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary);

               (iii) none of Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

               (iv) neither Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new benefit or compensation plan, program or arrangement or, except as required by law, the amendment of an existing Company Plan;

               (v)    each Company ERISA Plan intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of the most recent favorable determination letter that could reasonably be expected to adversely affect the qualified status of such Company ERISA Plan;

               (vi) each Company Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable law, including but not limited to ERISA and the Code, and no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company ERISA Plan;

               (vii) neither Company nor any of its Subsidiaries or members of their "controlled group" has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;

               (viii) neither Company nor any ERISA Affiliate is now, or has been during the preceding five (5) years, the sponsor of any pension plans subject to Title IV of ERISA;

               (ix) Company is not aware of any pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee covered under such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits); and

               (x) None of the Company Plans provides for benefits or other participation therein, and Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual classified or treated by Company as an independent contractor; provided, however, that the failure of the representations set forth in clauses (v), (vi),
(vii), (ix) and (x) to be true and correct shall not be deemed to be a breach of any such representation unless such failures could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (r) Absence of Changes in Benefit Plans.  Except as disclosed in the
              -----------------------------------
Filed SEC Documents or in Section 4.1(r) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither Company nor any of its Subsidiaries has adopted or agreed to

                                    C-1-20
adopt any collective bargaining agreement or any Company Plan.

          (s)  Labor Matters.
               -------------

               (i) Except as specified in Section 4.1(s)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries. Company has heretofore made available to Parent true, complete and correct copies of the agreements set forth in Section 4.1(s)(i) of the Disclosure Schedule, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

               (ii) No employees of Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

               (iii) Except as specified in Section 4.1(s)(iii) of the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries, or (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

          (t)  Brokers. No broker, investment banker, financial advisor or other
               -------
person, other than BancBoston Robertson Stephens Inc., the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

          (u)  Written Opinion of Financial Advisor.  Company has received the
               ------------------------------------
written opinion of BancBoston Robertson Stephens Inc., dated July 15, 1999 (a true, correct and complete copy of which has been delivered to Parent by Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Consideration and the Merger Consideration to be received by the holders of Shares in the Offer and the Merger, respectively, is fair, from a financial point of view, to such holders and such opinion has not been withdrawn or modified.

          (v)  Voting Requirements. In the event that Section 253 of the DGCL is
               -------------------
inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting (as defined in Section 6.1(a)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of Company's capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company. The restrictions contained in Section 203 of the DGCL are not applicable to this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby, including the Offer, the Merger and the acquisition of Shares pursuant to the Stockholder Agreements. No other state takeover statute or similar statute applies or purports to apply to the Offer, the Merger or the other transactions contemplated hereby.

          (w) Company Rights Agreement.  Company and its Board of Directors have
              ------------------------
taken all action to amend the Company Rights Agreement (the "Rights Amendment") which may be necessary under the Company Rights Agreement so that the Offer and the execution and delivery of this Agreement (and any

                                    C-1-21
amendments thereto by the parties hereto) and the Stockholder Agreements, and the consummation of the Merger and the transactions contemplated hereby and by the Stockholder Agreements, will not cause (i) Parent or Purchaser to constitute an "Acquiring Person" (as defined in the Company Rights Agreement), (ii) a "Distribution Date," or "Shares Acquisition Date" (each as defined in the Company Rights Agreement) or an event as described in clauses (a)-(c) of Section 13 of the Company Rights Agreement to occur or (iii) the Rights (as defined in the Company Rights Agreement) to become exercisable pursuant to Section 11(a)(ii) thereof or otherwise. The Rights Amendment is sufficient to render the Rights inoperative with respect to the acquisition of Shares by Parent, Purchaser or their affiliates pursuant this Agreement, the Offer and/or the Stockholder Agreements. As a result of the Rights Amendment, the Rights shall not be exercisable upon or at any time after the acceptance for payment of Shares pursuant to the Offer and/or the purchase of, or right to acquire, Shares pursuant to the Stockholder Agreements. A true and correct copy of the Rights Amendment has been delivered to Parent.

     Section 4.2  Representations and Warranties of Parent and Purchaser.
                  ------------------------------------------------------
Parent and Purchaser represent and warrant to Company as follows:

             (a)  Organization, Standing and Corporate Power. Each of Parent and
                  ------------------------------------------
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

             (b)  Authority; Noncontravention.  Parent and Purchaser have the
                  ---------------------------
requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the Executive Committee of the Board of Directors of Parent and the Board of Directors of Purchaser and have been duly approved by Parent as sole stockholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Parent or Purchaser, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 4.2(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

             (c)  Consents and Approvals. No consent, approval or authorization
                  ----------------------
of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser, as the case may be, of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act, (ii) the filing with the SEC of (A) the Schedule 14D-1 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware State Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, and (iv) any other consents, approvals,

                                    C-1-22
authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

             (d)  Certain Information.  Subject to Company's fulfillment of its
                  -------------------
obligations hereunder with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and the Offer Documents will not, at the respective times they are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Parent or Purchaser with respect to any information supplied by Company in writing for inclusion in, or with respect to Company information derived from Company's public SEC filings which is included or incorporated by reference in the Offer Documents. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Schedule 14D-9 or the Proxy Statement will, at the respective times the Schedule 14D-9 and the Proxy Statement are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Purchaser, or with respect to any information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Purchaser shall so describe the event to Company.

             (e) Financing. Parent and Purchaser collectively have cash on hand in an aggregate amount sufficient to enable Parent and Purchaser to pay in full
(i) the Offer Consideration, (ii) the Merger Consideration, and (iii) all fees and expenses payable by Parent and Purchaser in connection with this Agreement and the transactions contemplated hereby

                                   ARTICLE V

                        CONDUCT OF BUSINESS OF COMPANY


     Section 5.1  Conduct of Business of Company.  Except as expressly provided
                  ------------------------------
for herein, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company, and to that end, without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

                  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options and Warrants outstanding on the date of this Agreement;

                                    C-1-23

          (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or amend or redeem the Company Rights Agreement;

          (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

          (v) make any new capital expenditure or expenditures in excess of $50,000 individually, or $250,000 in the aggregate, other than the specific capital expenditures disclosed and set forth on Schedule 5.1 of Company Disclosure Schedule;

          (vi) amend or terminate any Material Contract where such amendment or termination would have a Material Adverse Affect on Company, or waive, release or assign any material rights or claims;

          (vii) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

          (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly owned Subsidiary of Company or (B) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly owned Subsidiary of Company and other than routine advances to employees consistent with past practice, except, in the case of clause (A), for borrowings under existing credit facilities described in the Filed SEC Documents in the ordinary course of business consistent with past practice;

          (ix) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by law;

          (x) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

          (xi) enter into or amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements entered into in the ordinary course of business involving payments in the aggregate for all such consulting agreements not in excess of $50,000 in any month and not with a term in excess of 90 days;

          (xii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined in Section 6.5(d));

          (xiii) make or rescind any tax election or settle or compromise any Tax liability of Company or of any of its Subsidiaries;

          (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (x) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (y) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Company and its consolidated Subsidiaries;

                                    C-1-24

          (xv) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in generally accepted accounting principles or as otherwise required by law;

          (xvi) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in an amount in excess of $50,000 (other than the settlement of the IQ class action (Harvey Altman v. IQ Software Corporation, et al., N.D. Georgia, No. 1-97-CV3203) consistent with the terms of the Memorandum of Understanding, dated February 5, 1999);

          (xvii) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

          (xviii) enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on Company's activities;

          (xix) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries;

          (xx) accelerate the collection of any account receivable or delay the payment of any account payable, or otherwise reduce the assets or increase the liabilities of Company or any of its Subsidiaries otherwise than in the ordinary course of business consistent with past practice, in any such case with the purpose or effect of using the resulting increase in the cash flow of Company or any of its Subsidiaries to reduce the total indebtedness of Company and its Subsidiaries for money borrowed;

          (xxi) take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Exhibit A not being satisfied; or

          (xxii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this
Section 5.1.

                                  ARTICLE VI

                             ADDITIONAL COVENANTS

     Section 6.1  Company Stockholders Meeting; Preparation of the Proxy
                  ------------------------------------------------------
Statement; Short-Form Merger.
----------------------------

             (a) As soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, if required by law to consummate the Merger, Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and bylaws to convene and hold a special meeting of the stockholders of Company (the "Stockholders Meeting") for the purpose of considering and voting upon this Agreement and to solicit proxies pursuant to the Proxy Statement) in connection therewith. The Board of Directors of Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement. At the Stockholders Meeting, Parent and Purchaser shall cause all of the Shares owned by them to be voted in favor of the adoption of this Agreement.

                                    C-1-25

          (b) Company, if requested by Parent, shall prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Parent, Purchaser and Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality or effect of the foregoing, Company shall use its reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to Company's stockholders at the earliest practicable date. Each of Parent and Purchaser shall promptly supply to Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement.

          (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Purchaser or any other wholly owned Subsidiary of Parent shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall, at the request of Purchaser, take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of Company, in accordance with Section 253 of the DGCL.

          (d) Parent shall: (i) cause Purchaser promptly to submit this Agreement for adoption by its sole stockholder; (ii) cause the outstanding shares of capital stock of Purchaser to be voted in favor of the adoption of this Agreement; and (iii) cause to be taken all additional actions necessary for Purchaser to adopt this Agreement.

     Section 6.2  Access to Information; Confidentiality.  Company shall, and
                  --------------------------------------
shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, counsel, financial advisors and other representatives access during the period prior to the Effective Time to all of Company's and its Subsidiaries' properties, books, contracts, commitments, Returns, personnel and records and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning Company's and its Subsidiaries' businesses, properties, financial condition, operations and personnel as Parent may from time to time request. Any such investigation by Parent shall not affect the representations or warranties of Company contained in this Agreement. Except as required by law, Parent and Company will hold, and will use its best efforts to cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other in confidence to the extent required by, and in accordance with the provisions of, the letter agreement, dated June 9, 1999 (the "Letter Agreement"), between Parent and Company with respect to confidentiality and other matters.

     Section 6.3  Reasonable Best Efforts.  On the terms and subject to the
                  -----------------------
conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII.

     Section 6.4  Public Announcements.  Parent and Purchaser, on the one hand,
                  --------------------
and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including without limitation the Offer Documents, the Schedule 14D-9 and the Proxy Statement) or other public statements with respect to the transactions contemplated hereby, including the Offer and Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.5  No Solicitation; Acquisition Proposals.  (a)  Company shall
                  --------------------------------------
not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any affiliate, officer,

                                    C-1-26
director or employee of, or any investment banker, attorney or other advisor or representative of, Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any Person any information or data with respect to or access to the properties of Company or any of its Subsidiaries, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, that nothing
                                                        --------  ----
contained in this Section 6.5 or any other provision hereof shall prohibit Company or Company's Board of Directors from (i) taking and disclosing to Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to Company's stockholders as, in the good faith judgment of Company's Board of Directors, after consultation with outside counsel, is required under, or is necessary to comply with, applicable law, provided that Company may not, except as permitted by Section 6.5(b), withdraw
-------- ----
or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, Company may furnish information concerning its business or its Subsidiaries, properties or assets to any person or group and may negotiate and participate in discussions and negotiations with such person or group concerning an Acquisition Proposal, provided that such person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall be no more favorable to such third party than those provided for in the Letter Agreement, if:

               (x) such Person or group has submitted a Superior Proposal; and

               (y) in the opinion of Company's Board of Directors, determined only after consulting with independent legal counsel to Company, such action is required to discharge the Board's fiduciary duties to Company's stockholders under applicable law and the failure to provide such information or access or to engage in such discussions or negotiations would cause Company's Board of Directors to violate its fiduciary duties to Company's stockholders under applicable law.

Company will promptly (but in no case later than 24 hours) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by Company regarding any Acquisition Proposal, and Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Acquisition Proposal (and will promptly provide to Parent copies of any written materials received by Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. Company will promptly provide to Parent any non-public information concerning Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent. Company will keep Parent informed of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal and will promptly (but in no case later than 24 hours) notify Parent of any determination by Company's Board of Directors that a Superior Proposal has been made.

          (b) Except as set forth in this Section 6.5(b), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors of Company of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, subject to compliance with the provisions of this Section 6.5, prior to the time of acceptance for payment of Shares pursuant to the Offer, Company's Board of Directors may withdraw or modify its approval

                                    C-1-27
or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following Parent's receipt of written notice (including by facsimile) from Company advising Parent that the Board of Directors of Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

          (c) Nothing in this Section 6.5, and no action taken by the Board of Directors of Company pursuant to this Section 6.5, will (i) permit Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of Company under this Agreement.

          (d) For purposes of this Agreement, "Acquisition Proposal" means any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement involving Company): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase or tender offer or exchange offer for 15% percent or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, "Superior Proposal" means an unsolicited Acquisition Proposal on terms which the Board of Directors of Company determines in good faith to be more favorable to Company's stockholders than the Offer and the Merger (based on advice of Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Company, based on advice from Company's independent financial advisor, is reasonably capable of being financed by such third party and which, in the good faith reasonable judgment of the Board of Directors of Company, is reasonably likely to be consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Offer and the Merger.

     Section 6.6  Consents, Approvals and Filings.  Upon the terms and subject
                  -------------------------------
to the conditions hereof, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exchange Act, with respect to the Offer, the Merger and the other transactions contemplated hereby and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, including without limitation using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Offer and the Merger; provided, however, that in no event shall Parent or any of its Subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including without limitation the Surviving Corporation after consummation of the Offer or the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including without limitation under the HSR
Act). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                                    C-1-28

     Section 6.7  Employee Benefit Matters.
                  ------------------------

          (a) From and after the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor and provide for payment of all accrued obligations and benefits under all Company Plans and employment or severance agreements disclosed in the Disclosure Schedule between Company and persons who are or had been employees of Company or any of its Subsidiaries at or prior to the Effective Time ("Covered Employees"), all in accordance with their respective terms.

          (b) From and after the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, provide Covered Employees who remain in the employ of Company or any such Subsidiary of Company employee benefits that are reasonably comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent or any such Subsidiary who are not Covered Employees. To the extent that Covered Employees are included in any benefit plan of Parent or its Subsidiaries, Parent agrees that the Covered Employees shall receive credit under such plan (other than any such plan providing for sabbaticals) for service prior to the Effective Time with Company and its Subsidiaries to the same extent such service was counted under similar Company Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, benefit accrual. To the extent that Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, Parent agrees that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Plan at the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

          (c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 6.7, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

     Section 6.8  Indemnification; Directors' and Officers' Insurance.
                  ---------------------------------------------------

          (a) For a period of six years after the Effective Time, the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Purchaser as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to Company) shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), unless such modification is required by law.

          (b) Notwithstanding Section 6.8(a) above, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case, to the full extent that a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the

                                    C-1-29
vigorous defense of any such matter. The Indemnified Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. The indemnifying party shall not settle any such matter unless (i) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld, or (ii) the terms of the settlement provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement discharges all rights against Indemnified Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.8(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this
Section 6.8(b) except to the extent such failure prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group will be represented by a single law firm with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The rights to indemnification under this Section 6.8(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

          (c) For a period of two years after the Effective Time Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance, for the benefit of those persons who are covered by Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of Company for such insurance.

     Section 6.9  Board Action Relating to Stock Option Plans, Warrants and
                  ---------------------------------------------------------
ESPP.
----

          (a) As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering a Stock Option Plan) shall adopt such resolutions and take such actions as may be required to cause each outstanding Option to be automatically converted, at the Effective Time, into a Substitute Option in accordance with Section 3.2 and shall make such other changes to the Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

          (b) As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering any Warrants) shall adopt such resolutions and take such actions as may be required to cause each holder of an outstanding Warrant to be automatically entitled to receive an amount in cash equal to the product of (i) the excess, if any, of the Offer Consideration over the per share exercise price of such Warrant and (ii) the number of shares subject to such Warrant.

          (c) Company and Parent agree that the "offering period" and "accumulation period" under the ESPP each shall terminate not later than five business days prior to the Effective Time, and Company agrees to cause any appropriate notices to be given to participants under the ESPP. No further "offering period" or "accumulation period" under the ESPP shall be created. In addition, the Board shall cause the ESPP to be terminated as of the Effective Time.

                                    C-1-30

     Section 6.10 Certain Agreements.  Company agrees to use its best efforts
                  ------------------
to enforce any "standstill" provisions or similar restrictions on Acquisition Proposals by any third party and so long as this Agreement is in effect shall not amend or waive any such "standstill" provision.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

          (a)  Completion of the Offer.  Purchaser shall have accepted for
               -----------------------
payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

          (b)  Stockholder Approval.  This Agreement shall have been adopted by
               --------------------
the affirmative vote of the holders of the requisite number of shares of capital stock of Company if such vote is required pursuant to Company's certificate of incorporation, the DGCL or other applicable law.

          (c)  No Injunctions or Restraints.  No temporary restraining order,
               ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 6.3 and Section 6.6 and the parties hereto shall have used commercially reasonable efforts to lift or remove such order, injunction, restraint or prohibition.

          (d)  HSR Act.  All necessary waiting periods under the HSR Act
               -------
applicable to the Merger shall have expired or been earlier terminated.

     Section 7.2  Conditions to Parent's or Purchaser's Obligation to Effect the
                  --------------------------------------------------------------
Merger.   The obligation of Parent and/or Purchaser to effect the Merger shall
------
be subject to the satisfaction or written waiver on or prior to the Closing Date of the following condition: No outstanding Option shall entitle the holder thereof, at the Effective Time or thereafter, to purchase any capital stock of Company

                                 ARTICLE VIII

                                  TERMINATION

     Section 8.1  Termination.  This Agreement may be terminated and the Merger
                  -----------
contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Company:

          (a)  By the mutual written consent of Parent and Company; provided,
                                                                    --------
however, that if Parent shall have a majority of the directors pursuant to
-------
Section 1.4, such consent of Company may only be given if approved by the Continuing Directors.

          (b) By either Parent or Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or
(ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift),

                                    C-1-31
in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By either Parent or Company if the Offer shall not have been consummated on or before October 31, 1999; provided, however, that the party
                                           --------  -------
seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement.

          (d)   by Company:

                (i) if Company has entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with Section 6.5(b), provided Company has complied with all provisions of Section 6.5, including the notice provisions therein, and that it simultaneously terminates this Agreement and makes simultaneous payment to the Parent of the Termination Fee and the Expenses (as such terms are defined in Section 9.2); or

                (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that Company may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Company is in material breach of this Agreement; or

                (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that Company may not terminate this Agreement pursuant to this Section 8.1(d)(iii) if Company is in material breach of this Agreement; or

                (iv) if there shall be a material breach by either Parent or Purchaser of any of their representations, warranties covenants or agreements contained in this Agreement, except where such breach does not have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer or the Merger.

          (e)  By Parent or Purchaser:

               (i) (A) if prior to the purchase of the shares pursuant to the Offer, the Board of Directors of Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved, or taken a neutral position with respect to, an Acquisition Proposal or upon request of Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger Agreement, or the Merger; or

                     (B) if there shall have been a material breach by the Company of any provision of Section 6.5; or

               (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder due to a failure to satisfy any of the conditions set forth on Exhibit A, provided that Parent or
                                                      --------
Purchaser may not terminate this Agreement pursuant to this Section 8.1(e)(ii) if Parent or Purchaser is in material breach of this Agreement; or

               (iii) if there shall be a material breach by Company of any of its representations, warranties, covenants or agreements contained in this Agreement.

     Section 8.2  Effect of Termination.  In the event of termination of this
                  ---------------------
Agreement by either Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or Company, other than the provisions of Section 4.1 (t), Section 6.2, Section 6.4, this Section 8.2 and Article IX and except to the extent that such

                                    C-1-32
termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement

                                  ARTICLE IX

                              GENERAL PROVISIONS

     Section 9.1  Nonsurvival of Representations and Warranties.  None of the
                  ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.2  Fees and Expenses.  (a)  Except as provided in Section 9.2(b)
                  -----------------
below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                  (b) If (x) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(e)(i), or (y) Company terminates this Agreement pursuant to Section 8.1(d)(i), then in each case, Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $6,500,000 (the "Termination Fee") and an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby in an amount not to exceed $850,000 (the "Expenses"). In addition, if this Agreement is terminated by Parent pursuant to
Section 8.1(e)(iii) and if Company shall within ninety (90) days after such termination enter into an agreement with respect to an Acquisition Proposal, Company shall pay to Parent the Termination Fee and Expenses concurrent with entering into any such agreement. Any payments required to be made pursuant to this Section 9.2 shall be made by wire transfer of same day funds to an account designated by Parent.

     Section 9.3  Definitions.  For purposes of this Agreement:
                  -----------

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

          (c) "Disclosure Schedule" means the disclosure schedule delivered by Company to Parent and Purchaser simultaneously with the execution of this Agreement;

          (d) "Environmental Laws" means any federal, state or local law relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

          (e) "Hazardous Substances" means: (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof;
(iii)

                                    C-1-33
natural gas, synthetic gas and any mixtures thereof; (iv) radon; (v) any other contaminant; and (vi) any substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation;

          (f) "knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be, after making due inquiry under the circumstances;

          (g) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

          (h) a "Material Adverse Effect" with respect to any person means any event, change, occurrence, effect, fact or circumstance having, or which would reasonably be expected to have, a material adverse effect on (i) the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the condition (financial or otherwise), assets, liabilities (actual or contingent), properties, results of operations, cash flows, value or business of such person and its Subsidiaries taken as a whole;

          (i) the "NYSE" means the New York Stock Exchange;

          (j) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (k) "Principal Stockholders" means Norwest Equity Partners, Sutter Hill Ventures, LLP and St. Paul Venture Capital, Inc., Company's directors and certain of the Company's executive officers;

          (l) a "Subsidiary" of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

     Section 9.4  Amendment and Modification.   Subject to applicable law, this
                  ---------------------------
Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Company contemplated hereby, by written agreement of the parties hereto (which in the case of Company shall include approvals as contemplated in Section 1.4(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided,
                                                                    --------
however, that after the approval of this Agreement by the stockholders of
-------
Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration or otherwise adversely affect the rights of stockholders.

     Section 9.5  Extension; Waiver.  At any time prior to the Effective Time,
                  -----------------
the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 9.6  Notices.  All notices, requests, claims, demands and other
                  -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier

                                    C-1-34

(providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (i)    if to Parent or to Purchaser, to

                    Sterling Software, Inc.
                    300 Crescent Court
                    Suite 1200
                    Dallas, TX 75201-7853

                    Attention:  Don J. McDermett, Jr.
                    SVP, General Counsel & Secretary
                    Telecopy: (214) 981-1265

                    with a copy (which shall not constitute notice) to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    919 Third Avenue
                    New York, New York 10022-3897
                    Attention: Richard J. Grossman, Esq.
                    Telecopy: (212) 735-2000

             (ii)   if to Company, to

                    Information Advantage, Inc.
                    7905 Golden Triangle Drive
                    Eden Prairie, MN 55344
                    Attention: Larry Ford
                    President and CEO
                    Telecopy: (612)833-3701

                    with a copy (which shall not constitute notice) to:

                    Briggs and Morgan, P.A.
                    2400 IDS Center
                    80 South Eighth Street
                    Minneapolis, MN 55402
                    Attention: Brian D. Wenger, Esq.
                    Telecopy: (612)334-8650

                    and

                    Gunderson, Dettmer, Stough, Villeneuve, Franklin and Hachigian, LLP
                    155 Constitution Drive
                    Menlo Park, CA 94025
                    Attention: Jay K. Hachigian, Esq.
                    Telecopy: (650) 321-2800

     Section 9.7  Interpretation.  When a reference is made in this Agreement
                  --------------
to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning

                                    C-1-35
or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     Section 9.8   Entire Agreement; Third-Party Beneficiaries.  This Agreement
                   -------------------------------------------
constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the Letter Agreement referenced in the last sentence of Section 6.2). Other than the provisions of Section 6.8, this Agreement is not intended to confer upon any person (including without limitation any employees or former employees of Company), other than the parties hereto, any rights or remedies.

     Section 9.9   Governing Law.  This Agreement shall be governed by, and
                   -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.10  Assignment.  Neither this Agreement nor any of the rights,
                   ----------
interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Purchaser may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of Company; provided that Parent and/or Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.11  Enforcement.  Irreparable damage would occur in the event
                   -----------
that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

     Section 9.12  Severability.  Whenever possible, each provision or portion
                   ------------
of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 9.13  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                                    C-1-36

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.


                              STERLING SOFTWARE, INC.


                              By: /s/ Sterling L. Williams
                                 -----------------------------
                              Name:  Sterling L. Williams
                              Title: President and CEO


                              STERLING SOFTWARE ACQUISITION CORP.


                              By: /s/ Sterling L. Williams
                                 -----------------------------
                              Name:  Sterling L. Williams
                              Title: President


                              INFORMATION ADVANTAGE, INC.


                              By: /s/ Larry Ford
                                 -----------------------------
                              Name:  Larry Ford
                              Title: President and CEO

                                    C-1-37

                                   EXHIBIT A

                            CONDITIONS TO THE OFFER

     Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Exhibit A is a part. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered Shares, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, when added to the Shares, if any, beneficially owned by Parent or Purchaser, would constitute at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding, together with the Shares which Company may be required to issue pursuant to warrants, options or obligations outstanding at that date under employee stock or similar benefit plans or otherwise whether or not vested or then exercisable) (the "Minimum Condition"),
(ii) any applicable waiting period under the HSR Act has not expired or been terminated, or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur or shall be determined by Parent or Purchaser to have occurred:

          (a) there shall be threatened or pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or Company's businesses or assets, (ii) seeking to compel Parent or Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Company or Parent and their respective Subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the transactions contemplated by the Agreement, (v) seeking to obtain from Company any damages (including damages against Company's directors or officers for which they may seek indemnification from Company) that would be reasonably likely to have a Material Adverse Effect on Company, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or Parent on all matters properly presented to Company's stockholders, or (viii) which otherwise is reasonably likely to have a Material Adverse Effect on Company or, as a result of the transactions contemplated by the Merger Agreement, Parent and its Subsidiaries; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
(viii) of paragraph (a) above; or

          (c) the representations and warranties of Company set forth in the Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall not be true and accurate in all material respects, and the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall not be true and accurate in all respects, in each case as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or Company shall have breached or failed to perform or comply in any material respect with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it; or

          (d) there shall have occurred any event, change, occurrence, effect or circumstance which has had individually or in the aggregate, a Material Adverse Effect on Company other than a Material Adverse Effect resulting principally from the announcement of the Offer or the Merger; provided, however, that if the Company's software license revenue (recognized by the Company in accordance with generally accepted accounting principles, consistently applied) for the fiscal quarter ending July 31, 1999 ("Current License Revenue") is greater than the software license revenue publicly reported by the Company for the quarter ended April 30, 1999, then such Current License Revenue shall not be taken into account in determining whether there is or could be a Material Adverse Effect; or

          (e) Company's Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended or remained neutral with respect to an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Parent, shall fail to reaffirm its approval or recommendation of the Offer, the Merger Agreement, or the Merger; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) the Principal Stockholders shall have failed to comply with their obligations under the Stockholder Agreements;

which in the sole good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and may (except for the Minimum Condition) be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.